UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20548

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COLLABORATIVE FINANCIAL NETWORK GROUP, INC.
(formerly eFinancial Depot.com, Inc.)
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

330809711
(I.R.S. Employer Identification No.)

150 - 1875 Century City Park East, Century City, CA 90067
(Address of Principal Executive Offices and Zip Code)

Stock Option Agreements
and Consulting Agreements
(Full title of the plan)

John Huguet
Collaborative Financial Network Group, Inc.
150 - 1875 Century Park East
Century City, CA 90067
(Name and address of agent for service)

(877) 739-3812
(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

David J. Cowan
Clark, Wilson, Barristers and Solicitors
#800 - 885 West Georgia Street
Vancouver, British Columbia, Canada, V6C 3H1
Telephone: (604) 687-5700

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares Par Value $0.001	2,860,000 shares	$0.12	$343,200	$85.80

(1) The price is estimated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the bid and asked price ($0.12 bid; $0.12 ask) of the common shares as last reported on the National Association of Securities Dealers Inc.'s Over the Counter Bulletin Board on July 31, 2001.

(2) Collaborative Financial Network Group, Inc. (formerly eFinancial Depot.com, Inc.) issued shares to certain individuals as follows:

(a) pursuant to a Consulting Agreement between eFinancial Depot.com, Inc. and Amin Zool, dated November 22, 2000, eFinancial Depot.com, Inc. issued 1,000,000 common shares to Mr. Zool in consideration for services performed by him for the benefit of eFinancial Depot.com, Inc.

(b) pursuant to a Consulting Agreement between eFinancial Depot.com, Inc. and El Hudda, dated November 22, 2000, eFinancial Depot.com, Inc. issued 350,000 common shares to Mr. Hudda in consideration for services performed by him for the benefit of eFinancial Depot.com, Inc.

(c) upon the exercise of stock options granted pursuant to a Stock Option Agreement between eFinancial Depot.com, Inc. and John Huguet, dated October 21, 1999, eFinancial Depot.com, Inc. issued 1,000,000 common shares to Mr. Huguet;

(d) upon the exercise of stock options granted pursuant to a Stock Option Agreement between eFinancial Depot.com, Inc. and Rick Langley, dated October 21, 1999, eFinancial Depot.com, Inc. issued 250,000 common shares to Mr. Langley;

(e) upon the exercise of stock options granted pursuant to a Stock Option Agreement between eFinancial Depot.com, Inc. and Randy Doten, dated October 21, 1999, eFinancial Depot.com, Inc. issued 200,000 common shares to Mr. Doten; and

(f) upon the exercise of stock options granted pursuant to a Stock Option Agreement between eFinancial Depot.com, Inc. and Christina Cepeliauskas, dated October 21, 1999, eFinancial Depot.com, Inc. issued 60,000 common shares to Ms. Cepeliauskas.

EXPLANATORY NOTE

We prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933 to register 2,860,000 shares of our common stock, par value $0.001, which were issued pursuant to Consulting Agreements, between our company and each of Amin Zool and El Hudda, dated November 22, 2000, and Stock Option Agreements between our company and each of John Huguet, Rick Langley, Randy Doten and Christina Cepeliauskas, dated October 21, 1999.

Under cover of this Form S-8 is our reoffer prospectus, prepared in accordance with Part I of Form S-3 under the 1933 Act. This reoffer prospectus has been prepared pursuant to Instruction C of Form S-8, in accordance with the requirements of Part I of Form S-3, and may be used for reofferings and resales on a continuous or delayed basis in the future of up to an aggregate of 1,350,000 "restricted securities" which have been issued pursuant to Consulting Agreements between our company and each of Amin Zool and El Hudda, and 1,510,000 "control securities" which have been issued pursuant to Consulting Agreements between our company and each of John Huguet, Rick Langley, Randy Doten and Christina Cepeliauskas.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

We will send or give the documents containing the information specified in Part I of Form S-8 to each of Amin Zool, El Hudda, John Huguet, Rick Langley, Randy Doten and Christina Cepeliauskas as specified by the Securities and Exchange Commission Rule 428(b)(1) under the 1933 Act. We do not need to file these documents with the Securities and Exchange Commission either as part of this registration statement or as a prospectus or prospectus supplement under Rule 424 of the 1933 Act.

REOFFER PROSPECTUS

The date of this prospectus is the 16th day of July, 2001.

Collaborative Financial Network Group, Inc.
150 - 1875 Century Park East
Century City, CA 90067
(877) 739-3812
2,860,000 Shares of Common Stock

1,350,000 of the shares of our common stock that are being registered pursuant to this registration statement are offered by two of our consultants, Amin Zool (as to 1,000,000 shares) and El Hudda (as to 350,000 shares). The common shares issued to Mr. Zool and to Mr. Hudda may be offered for sale from time to time at market prices prevailing at the time of sale or at negotiated prices, and without payments of any underwriting discounts or commission, except for usual and customary selling commissions paid to brokers or dealers. We will not receive any proceeds from the sale of any of the common shares by Mr. Zool or Mr. Hudda. Both Mr. Zool and Mr. Hudda are consultants who have acquired an aggregate of 1,350,000 common shares pursuant to Consulting Agreements. We are paying the expenses incurred in registering the common shares.

The 1,350,000 common shares are "restricted securities" under the Securities Act of 1933 because they were issued to Mr. Zool and Mr. Hudda prior to the filing of this registration statement. The reoffer prospectus has been prepared for the purpose of registering the common shares under the Securities Act of 1933 to allow for future sales by Mr. Zool and Mr. Hudda (the selling shareholders), on a continuous or delayed basis, to the public in accordance with the volume restrictions imposed by Federal Instruction 3(b) of Form S-8. To our knowledge, the selling shareholders have no arrangement with any brokerage firm for the sale of the 1,350,000 common shares. The selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions received by a broker or dealer in connection with the resales of the common shares may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

The remaining 1,510,000 shares of our common stock that are being registered pursuant to this registration statement are offered by the following four affiliates of our company:

(a) John Huguet (CEO and director), as to 1,000,000 shares;

(b) Rick Langley (Corporate Development), as to 250,000 shares;

(c) Randy Doten (Vice President Technical Development and director), as to 200,000 shares; and

(d) Christina Cepeliauskas (Chief Financial Officer), as to 60,000 shares.

The common shares issued to Mr. Huguet, Mr. Langley, Mr. Doten and Ms. Cepeliauskas may be offered for sale from time to time at market prices prevailing at the time of sale or at negotiated prices, and without payments of any underwriting discounts or commission, except for usual and customary selling commissions paid to brokers or dealers. We will not receive any proceeds from the sale of any of the common shares by Mr. Huguet, Mr. Langley, Mr. Doten or Ms. Cepeliauskas. The aggregate of 1,510,000 common shares were acquired pursuant to Stock Option Agreements between our company and each of the affiliates. We are paying the expenses incurred in registering the common shares.

The 1,510,000 common shares are "control securities" under the Securities Act of 1933 because they were issued to affiliates of our company (as that term is defined in Rule 405) and were acquired pursuant to an employee benefit program, our 1999 Stock Option Plan. The reoffer prospectus has been prepared for the purpose of registering the common shares under the Securities Act of 1933 to allow for future sales by Mr. Huguet, Mr. Langley, Mr. Doten and Ms. Cepeliauskas (the selling shareholders), on a continuous or delayed basis, to the public in accordance with the volume restrictions imposed by Federal Instruction 3(b) of Form S-8. To our knowledge, the selling shareholders have no arrangement with any brokerage firm for the sale of the 1,510,000 common shares. The selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions received by a broker or dealer in connection with the resales of the common shares may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

Our common shares are traded on the National Association of Securities Dealers Over-the Counter Bulletin Board under the symbol FDPO. The last reported sale price for of our common shares as reported on the National Association of Securities Dealers Inc.'s Over the Counter Bulletin Board on July 31, 2001 was $0.12.

THE COMMON SHARES OFFERED PURSUANT TO THIS REGISTRATION STATEMENT INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 12 OF THE REOFFER PROSPECTUS. THESE ARE SPECULATIVE SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

TABLE OF CONTENTS

Item/Page

Reoffer Prospectus 6

Available Information 6

Incorporation of Documents by Reference 6

Business of e-Financial Depot.com, Inc. 8

Risk Factors 12

Use of Proceeds 20

Selling Shareholder 20

Plan of Distribution 21

Experts 22

Legal Matters 22

Disclosure of Commission Position 22

REOFFER PROSPECTUS

Available Information

You should only rely on the information incorporated by reference or provided in this reoffer prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common shares are not being offered in any state where the offer is not permitted. You should not assume that the information in this reoffer prospectus or any supplement is accurate as of any date other than the date on the front of this reoffer prospectus.

Collaborative Financial Network Group, Inc. files annual, quarterly and special reports, proxy statements, and other information with the Securities and Exchange Commission as is required by the Securities Exchange Act of 1934. You may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. In addition, copies may be obtained (at prescribed rates) at the SEC's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 75 Park Place, Room 1228, New York, New York 10007. Our filings are also available on the Internet at the SEC's website at http:\\www.sec.gov, and from commercial document retrieval services, such as Primark, whose telephone number is 1-800-777-3272.

Incorporation of Documents by Reference

The SEC allows us to "incorporate by reference" information into this reoffer prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this reoffer prospectus, except for any information superseded by information in this reoffer prospectus.

We filed the following documents, which are incorporated into this reoffer prospectus by reference:

1. The description of our shares contained in our registration statement on Form 10-SB (SEC file number 000-26899), filed on July 30, 1999, including all amendments and reports for the purpose of updating the description of our shares;

2. Our Form 10-KSB Annual Report, filed on August 7, 2001;

3. Our Schedule 14C (Definitive), filed on May 30, 2001;

4. Our Form 8-K Current Report, filed on January 11, 2001;

5. Our Form 8-K/A Current Report (amended), filed on September 5, 2000;

6. Our Form 8-K/A Current Report (amended), filed on August 21, 2000;

7. Our Form 8-K Current Report, filed on July 6, 2000;

8. Our Form 8-K Current Report, filed on June 23, 2000;

9. Our Form 8-K Current Report, filed on May 23, 2000; and

10. Our Form 8-K Current Report, filed on April 28, 2000.

In addition to the foregoing, all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered pursuant to this reoffer prospectus have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this reoffer prospectus or in any subsequently filed document that is also incorporated by reference in this reoffer prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS REOFFER PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED BY REFERENCE INTO THIS REOFFER PROSPECTUS (EXCLUDING EXHIBITS, UNLESS THE EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THE REOFFER PROSPECTUS INCORPORATES). REQUESTS SHOULD BE DIRECTED TO JOHN HUGUET, COLLABORATIVE FINANCIAL NETWORK GROUP, INC. 150 - 1875 CENTURY PARK EAST, CENTURY CITY, CA 90067. OUR TELEPHONE NUMBER AT THAT LOCATION IS (877) 739-3812.

You may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the SEC's website at http:\\www.sec.gov, and from commercial document retrieval services, such as Primark, whose telephone number is 1-800-777-3272.

Prospectus Summary

The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this reoffer prospectus. Consequently, this summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including the "Risk Factors" section and the documents and information incorporated by reference into this reoffer prospectus.

Summary of Risk Factors

An investment in our common stock involves a number of risks which should be carefully considered and evaluated. These risks would include:

(a) the fact that we have suffered recurring losses from operations and have no established source of income and that these circumstances raise substantial doubt about our ability to continue as a going concern as described in an explanatory paragraph to our independent auditor's opinion issued in connection with our financial statements for the period ended December 31, 1999;

(b) the fact that we are a development stage company, have generated only minimal operating revenues, that future operating revenues will be dependent upon, among other things, our ability to develop a base of users for our websites, facilitate transactions of businesses listing products or services for sale on our websites, continue our growth in the specialty financial services sector, and develop a base of businesses who will pay to advertise their products and services on our websites, and to date operating revenues have not been sufficient to cover expenses;

(c) the fact that we are an Internet financial portal and as a result, rely upon the continued widespread acceptance and use of the Internet and other online services as an effective means of commerce; and

(d) the fact that we may not be able to develop or expand the markets for our financial services and investment information.

For a more complete discussion of risk factors relevant to an investment in our common stock see the "Risk Factors" section beginning on page 12 of this reoffer prospectus.

Forward Looking Statements

This reoffer prospectus contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors", that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

As used in this reoffer prospectus, the terms "we", "us", "our", "Collaborative Financial" and "eFinancial" mean , unless otherwise indicated.

Business of Collaborative Financial Network Group, Inc.

Collaborative Financial Network Group, Inc. (formerly eFinancial Depot.com, Inc.) is a Delaware corporation with its business offices located at Suite 150 - 1875 Century Park East, Century City, CA 90067. Our telephone number is (877) 739-3812. We were organized on April 21, 1997, under the name "Ballynagee Acquisition Corp.". We were originally organized as a "blank check" company, incorporated to engage in any lawful corporate business including, but not limited to, participating in mergers with and acquisitions of other companies.

On September 20, 1999, we entered into a Stock Exchange Agreement with RJI Ventures, Inc., formerly Talk Stock With Me, Inc., a Nevada corporation . From inception until the date of the Share Exchange Agreement, we were an inactive corporation with no assets or liabilities. Subsequent to the Share Exchange Agreement, on November 2, 1999, the resultant merged corporation was re-named "eFinancial Depot.com, Inc.". At the same time, all previously outstanding common stock, preferred stock, options and warrants owned by RJI stockholders were exchanged for an aggregate of 2,000,000 shares of our common stock. RJI was incorporated in Nevada in November, 1998, and began operations in the first quarter of 1999 as a developer, marketer and operator of an Internet website devoted to the research of U.S. and Canadian equity issues.

On November 30, 1999, we entered into a Share Purchase Agreement with TradeFast Inc., a private holding company for an electronic stock brokerage that leverages direct-access communications with the stock exchanges through its principal operating arm, to provide investors and traders with real-time order matching and transaction clearing, Alan Cohen and Winford Holdings Group Limited, a closely held corporation. Pursuant to the Share Purchase Agreement, we acquired 100% of the issued and outstanding shares of TradeFast. Under the terms of the Share Purchase Agreement, we issued an aggregate of 5,000,000 shares of restricted stock to Alan Cohen and Winford Holdings Group Limited. As a result of TradeFast's achievement of profits in excess of $3,000,000 in the preceding twelve-month period, none of the shares issued are subject to the escrow or cancellation terms of the earlier agreement in principle governing the purchase. In connection with the closing, we entered into verbal management services agreements with certain of the principals of TradeFast, pursuant to which we will pay fees equal to 20% (30% in the first year) of the net profits received by TradeFast Inc. through the operations of its current business segments.

On June 22, 2000, we entered into a Share Purchase Agreement with Westcor Mortgage Inc., Patricia Kirkham and Dennis Petersen, pursuant to which we acquired all of the issued common shares of Westcor, a private Alberta company which carries on business as a mortgage brokerage. The assets of Westcor are primarily goodwill in the form of an operating brokerage which received commissions for placing approximately US$97 million in mortgages in 1999. The direct consideration for the purchase of Westcor's common shares was the payment of US$600,000 by the issue of two promissory notes totaling US$592,636, and a holdback retained by us in the amount of US$7,364. The promissory notes are secured by a pledge of Westcor's common shares in a Hypothecation Agreement between our company and the vendors dated for reference February 29, 2000.

Prior to the acquisition of Westcor's shares by our company, Westcor issued to the vendors 295,520 exchangeable shares of Westcor which are exchangeable into an equal number of common shares in our capital at a deemed price of US$4.25 per share. In addition, we issued 73,880 common shares at the same deemed price to a financial intermediary, Oxford Capital Corp. Accordingly, the value of the shares in our capital, into which the exchangeable shares may be exchanged was approximately US$1,255,960 and the total effective consideration for the Westcor common shares was US$2,169,950, of which US$313,990 in the form of common shares in our capital was received by Oxford.

On June 9, 2000, further to a letter agreement between our company and Dan Kovatch dated April 27, 2000, we entered into an agreement pursuant to which we acquired the eZnowinsurance.com domain name and website located at "www.eznowinsurance.com". Pursuant to the terms and conditions of the eZnow Agreement, we paid a purchase price of $150,000, payable by the issuance of 50,00 restricted shares of our common stock.

On June 28, 2001, we changed our name from efinancial Depot.com, Inc. to "Collaborative Financial Network Group, Inc." to more accurately reflect our current business model.

Current Business of Collaborative Financial Network Group, Inc

We intend to use our website ("www.e-financialdepot.com") to disseminate financial services and investment information available over the Internet to service the growing need for a centralized source of information and services for the rapidly increasing number of online investors, brokers, and investment students. Unlike many of our competitors, who first build a website and then attempt to drive traffic to it, we have already created an online investment-related community called Talk-Stock.com ("www.talk-stock.com"). Our target market includes individual investors of all sophistication levels, professional investors such as brokers, analysts and money managers, and general online enthusiasts looking for investment information, education, professional financial services, mortgage services and commercial insurance brokerage services.

We intend to provide an easily navigable, consumer friendly, vertically integrated destination website offering a wide variety of financial products and services, including:

- extensive investor education;

- unbiased streaming news;

- full service investment support, on-line trading, estate planning, life insurance and mortgage banking; and

- commentary on-line radio.

Another area of growth among Internet users is the online community, which has brought users together to communicate with one another and share information. This particular medium has personalized the Internet for its users. To date, a typical internet user's experience has been essentially one-way searching and viewing of websites containing professionally created content on topics of general interest, such as current events, sports, finance, politics and weather. While Internet search and navigational sites have improved users' abilities to seek out aggregated web content, these sites are not primarily focused on providing a platform for publishing the rapidly increasing volume of personalized content created by users with similar interests, or enabling such users to interact with one another. In contrast, through our website and through the Talk Stock website, we offer our users aggregated web content aimed directly at their needs, such as investment information and financial services.

Products & Services

News Media Communications

We intend to provide unbiased news and information in a user-friendly environment which is available 24 hours a day. Original content is planned to bring both topical and educational materials to all subscribers. In addition, we will provide public relations activities on behalf of publicly traded companies. Through the Talk Stock website, we will host and profile companies actively trading on the NYSE, AMEX, NASDAQ, as well as the OTC:BB. In addition, through both our website and the Talk Stock website, we intend to provide:

- hosting and profiling of public companies;

- online radio services;

- hosting of annual meeting, global audience, live streaming audio or video;

- banner advertisements;

- conference rooms; and

- original, topical financial and success site content.

Trading Offices/Systems & On Line Financial Services

Through our wholly-owned subsidiary TradeFast Inc., we intend to pursue the trading markets. Management plans to market our services and have members open accounts and utilize our competitive on line discount brokerage firm. There are currently two TradeFast trading offices; up to seven more trading offices are currently planned.

Once an account is open and a client is cleared for trading, he or she can come into one of our day-trading offices during market hours and trade live utilizing TradeFast's licensed software system, TradeCast, which provides NASDAQ Level II service. Unlike traditional online brokerage trades where a trade is placed, enters "cyberspace" and confirmation is later received, at TradeFast, clients can actually see the trade go directly to the market maker or specialist and get executed. Screens in the offices display trading ideas through pre-set parameters, such as those stocks that have made new highs or lows since the previous day's close, those having record volume, or those hitting a certain number of consecutive buy orders (momentum plays).

We are contemplating the integration of TradeFast into our website by branding the entire day-trading operation as the "Financial Depot Trade Station". Management's plans include strategically locating the "Financial Depot Trade Stations" in locations with heavy business traffic and visibility. A model location for the "Financial Depot Trade Stations" has been selected, and services available inside the Trade Station may include a cafe, ATM machine, travel services, insurance services, mortgage banking services, state of the art trading stations and discount brokerage and commodities desks. We anticipate that this union of services and visibility will attract customers, as well as provide a destination for the professional traders to work daily in a convenient and energetic atmosphere, in addition to allowing professional traders the opportunity to share their strategies and ideas with fellow traders. Management anticipates that Trade Stations will draw new traders, as well as traders that are currently working independently from their homes.

In the TradeFast offices, Trade Station banners and screen shots will be prominently displayed. On Talk-Stock and other departments of our financial portal, Trade Station will be prominently displayed with banners and buttons. We intend to feature live newswire service during market hours to attract traders and maintain the "stickiness" of our website. It is expected that this live news service will attract quality traffic to the site, thereby increasing advertising rates and expanding e-commerce opportunities.

TradeFast will provide the management holding company for Collaborative Financial. The plan is to offer online brokerage, traditional brokerage services and fee-based investment advice. To summarize, we will provide:

- online and traditional brokerage;

- fee-based investment advisory services; and

- financial planning, including tax planning and tax advantaged investing.

Specialty Financial Services

We intend to provide the following specialty financial services:

- mortgage banking;

- real estate services;

- insurance sales and services;

- tax preparation

- full service securities broker, real estate agent, insurance agent, mortgage banker directories;

- consulting services, such as information with respect to securities laws or becoming a public company;

- e-commerce; and

- tutorials and investment schools.

Investor Education

In addition to the above services, we intend to provide a series of investor education materials and financial seminars designed to educate the public on investment topics, such as learning about the markets, equities, bonds, mutual funds, and the capital markets in general. In addition to providing education, we will offer educational programs for both professional and others with general interest in learning more about finance and financial markets.

Competition

We developed a proprietary information system consisting of integrated web pages targeting the investment community and featuring an online investment related community through the Talk Stock website.

Our main competitors (other comparably-sized companies that market stock and investment information over the internet) include:

- W3OTC Inc., which provides an editorial on emerging growth companies and targets small-cap communities for the average investor;

- Regent Group Inc., which through its websites (StockSiren.com, StockSheet.com and StockTarget.com) delivers financial, economic and other information to individual and institutional investors;

- Internet Stock Market Resources, Inc., which operates an online information service providing information on publicly traded companies; and

- Financial Commerce Network, Inc., a company which provides internet investment research and website design services. Its website provides links to sites containing information on financial markets, market sectors and public companies, as well as live market data.

The Internet offers access to a myriad of websites that provide similar services to those that we provide, but no single website has emerged as the market leader to date.

The online commerce market is new, rapidly evolving and intensely competitive, and we expect that competition will intensify in the future. Barriers to entry are minimal, and current and new competitors can launch new websites at a relatively low cost.

We believe that the principal competitive factors in our market are brand recognition, selection, personalized services, convenience, price, accessibility, customer service, quality of search tools, quality of editorial and other site content and reliability and speed of fulfilment. Many of our potential competitors may have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do.

In addition, companies who provide information via the internet may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies as use of the Internet and other online services increases. Increased competition may result in reduced operating margins, loss of market share and a diminished demand for our website and the Talk Stock website.

Intellectual Property

We intend to apply for trademark protection in the United States but as yet have not commenced the application process. We have secured the registration of the domain names "www.e-financialdepot.com" and "www.talk-stock.com".

Intellectual Property Protection

We rely on a combination of copyright, trade secret and trademark laws, along with employee and third-party nondisclosure agreements, to protect our intellectual property rights, products and technology. Despite precautions taken to protect our intellectual property, unauthorized parties may attempt to copy or obtain and use information that we regard as proprietary. Policing unauthorized use of our proprietary information is difficult and software piracy is expected to be a persistent problem. Additionally, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States.

We are not aware that our trademarks, or other proprietary rights infringe the proprietary rights of third parties. However, from time to time, we may receive notices from third parties asserting that we have infringed their patents or other intellectual property rights. In addition, we may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Any such claims could be time-consuming, result in costly litigation, cause product shipment delays or lead us to enter into royalty or licensing agreements rather than disputing the merits of such claims. Any such claims, with or without merit, can be time consuming and expensive to defend. An adverse outcome in litigation or similar proceedings could subject us to significant liabilities to third parties, require expenditure of significant resources to develop non-infringing technology, require disputed rights to be licensed from others, or require that we cease the marketing or use of certain information, any of which could have a material adverse effect on its business, operating results and financial condition.

Risk Factors

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this reoffer prospectus in evaluating our company and our business before purchasing shares of our common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The trading price of the shares of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

Limited Operating History

Because we initiated both our website and the Talk Stock website relatively recently, we only have a limited operating history. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets like the one that we face. Some of these risks and uncertainties relate to our ability to attract and maintain a large base of users, develop and introduce desirable services and original content to users, establish and maintain relationships with advertisers and advertising agencies, respond effectively to competitive and technological developments, and build an infrastructure to support our business. We cannot be sure that we will be successful in addressing these risks and uncertainties and its failure to do so could have a material adverse effect on our financial condition.

Uncertainty of and Inability to Generate Significant Revenues

Our ability to generate significant revenues is uncertain. Our short and long-term prospects depend upon our ability to:

- develop a base of users of our website and the Talk Stock website;

- facilitate transactions of businesses listing products and services for sale on our website and the Talk Stock website;

- develop and operate our website and the Talk Stock website;

- develop a base of businesses who will pay to advertise their products and services on our website and the Talk Stock website; and

- develop a base of users and businesses who will pay to use banner ads and page sponsorships on our website and the Talk Stock website.

We have projected that a significant portion of our revenues will be generated from such relationships and activities. Accordingly, our success is highly dependent on such relationships and activities and we may never generate significant revenues if we do not establish such relationships and activities. As our business evolves, we expect to introduce a number of new products and services. With respect to both current and future product and service offerings, we expect to significantly increase our marketing and operating expenses in an effort to increase our user base, enhance the image of our website and the Talk Stock website, and support our infrastructure. In order for us to make a profit, our revenues will need to increase significantly to cover these and other future costs. Even if we become profitable, we may not sustain or increase our profits on a quarterly or annual basis in the future.

Need for Additional Financing

Based on our current operating plan, we anticipate that we will require additional financing of approximately $10,000,000 by November 30, 2001 in order to finance increased promotion and marketing of our website and the Talk Stock website, and to complete anticipated acquisitions. We may need additional capital beginning in January, 2002, or may need to raise additional capital sooner, to fund more rapid expansion, to develop new or enhanced services or to respond to competitive pressures.

Our ability to continue in business depends significantly upon our continued ability to obtain financing. There can be no assurance that any such financing would be available upon terms and conditions acceptable to us, if at all. The inability to obtain additional financing in a sufficient amount when needed and upon acceptable terms and conditions could have a materially adverse effect upon our company. Although we believe that we can raise financing sufficient to meet our immediate needs, we will require funds to finance our development, marketing and operating activities in the future. There can be no assurance that such funds will be available or available on terms satisfactory to us. If additional funds are raised by issuing equity securities, further dilution to existing or future stockholders is likely to result. If adequate funds are not available on acceptable terms when needed, we may be required to delay, scale-back or eliminate our promotional and marketing campaign, our development programs or even our operations until such funds become available. Inadequate funding also could impair our ability to compete in the marketplace and could result in the dissolution of our company.

Inability to Predict Future Revenues

As a result of our limited operating history and the emerging nature of the markets in which we compete, we are unable to accurately forecast our revenues. Our current and future expense levels are based largely on our investment plans and estimates of future revenues and are to a large extent fixed.

Sales and operating results generally depend on our ability to develop a base of users and businesses who will pay to utilize our website and the Talk Stock website or to advertise their products and services on our website and the Talk Stock website. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in estimated revenues in relation to our planned expenditures would have an immediate adverse effect on our business, prospects, financial condition and results of operations.

Further, as a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service or marketing decisions that could have a materially adverse effect on our business and financial condition and results of operations.

Potential Fluctuations in Quarterly Operating Results

We expect to experience significant fluctuations in our future quarterly operating results due to a variety of factors, many of which are outside of our control. Factors that may adversely affect our quarterly operating results include but are not limited to:

- our ability to retain existing users of our website and the Talk Stock website, attract new users at a steady rate and maintain user satisfaction;

- our ability to develop a base of businesses willing to pay to advertise their products and services on our website and the Talk Stock website;

- our ability to develop a base of businesses willing to utilize our website and the Talk Stock website to conduct transactions;

- the announcement or introduction of new services and products by our company and our competitors;

- the continued use of the Internet and online services and increasing consumer acceptance of the Internet and other online services for the purchase of consumer products and services such as those we offer;

- our ability to upgrade and develop our systems and infrastructure in connection with our website and attract new personnel in a timely and effective manner;

- the level of traffic on our website and on the Talk Stock website;

- technical difficulties, system downtime or Internet outages;

- the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure;

- governmental regulation;

- general economic conditions; and

- economic conditions specific to the Internet and online commerce.

Seasonality

We expect that we will experience seasonality in our business, reflecting a combination of seasonal fluctuations in Internet usage and traditional retail seasonality patterns. Due to the foregoing factors, one or more future quarters our operating results may fall below the expectations of securities analysts and investors. In such event, our financial performance would likely be materially adversely affected.

Capacity Constraints

A key element of our strategy is to generate a high volume of traffic on, and use of, our website and the Talk Stock website. Accordingly, the satisfactory performance, reliability and availability of our website and the Talk Stock website, transaction processing systems and network infrastructure are critical to our reputation and to ability to attract and retain users and maintain adequate user service levels.

Our revenues depend on the number of users who visit and purchase goods and services through our website and the Talk Stock website and the number of businesses who utilize the website to advertise and sell their products and services. Any system interruptions that result in the unavailability of our website or the Talk Stock website or reduced order fulfilment performance would reduce the volume of goods sold and the attractiveness of our product and service offerings.

Any substantial increase in the volume of traffic on our website and the Talk Stock website or the number of businesses utilizing the websites will require that we expand and further upgrade our technology, transaction-processing systems and network infrastructure. There can be no assurance that we will be able to accurately project the rate or timing of increases, if any, in the use of our website or the Talk Stock website or expand and upgrade our systems and infrastructure in a timely manner to accommodate such increases.

Marketing

We have not incurred significant advertising, sales and marketing expenses to date. To increase awareness for both our website and the Talk Stock website, we expect to spend significantly more on advertising, sales and marketing in the future. If our marketing strategy is unsuccessful, we may not be able to recover these expenses or even generate any revenues. We will be required to develop a marketing and sales campaign that will effectively demonstrate the advantages of our website and the Talk Stock website, as well as our services and products. To date, our experience with respect to marketing the websites is very limited. We may also elect to enter into agreements or relationships with third parties regarding the promotion or marketing of the websites, and the products and services available through both websites. There can be no assurance that we will be able to establish adequate sales and marketing capabilities, that we will be able to enter into marketing agreements or relationships with third parties on financially acceptable terms, or that any third parties with whom we enter into such arrangements will be successful in marketing and promoting the websites, and the products and services offered on the websites.

Dependence on Continued Growth of Online Commerce

Our future revenues and our ability to generate profits in the future are substantially dependent upon the widespread acceptance and use of the Internet and other online services as an effective medium of commerce. The rapid growth surrounding the Internet and online services is a recent phenomenon.

There can be no assurance that acceptance and use of the Internet will continue to develop or that a sufficiently broad base of consumers will continue to use the Internet and other online services as a medium of commerce. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty and relatively few proven services and products exist.

We rely on consumers who have historically used traditional means of commerce to purchase merchandise. For our company to be successful, these consumers must accept and utilize novel ways of conducting business and exchanging information. In addition, the Internet and other online services may not be accepted as viable commercial marketplaces for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements.

In addition, the Internet or other online services could lose their viability due to delays in the development or adoption of new standards and protocols required for handling of increased levels of Internet activity. Another factor to consider is increased governmental regulation.

Changes in or insufficient availability of telecommunications services to support the Internet or other online services also could result in slower response times and adversely affect usage of the Internet and other online services generally and in particular. Our business, prospects, financial condition and results of operations could be materially adversely affected if:

- use of the Internet and other online services does not continue to grow or grows more slowly than expected;

- the infrastructure for the Internet and other online services does not effectively support growth that may occur; or

- the Internet and other online services do not become viable commercial marketplaces for the products and services offered or intended to be offered through our website and the Talk Stock website.

Online Commerce Security Risks

A significant barrier to online commerce and communications is the secure transmission of confidential information over public networks. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as customer credit card numbers. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will not result in a compromise or breach of the algorithms used by our company to protect customer transaction data.

If any such compromise of our security were to occur, it could have a materially adverse effect on our reputation, business, prospects, financial condition and results of operations. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches.

Concerns over the security of the Internet and other online transactions, and the privacy of users may also inhibit the growth of the Internet and other online services generally, and the Internet in particular, especially as a means of conducting commercial transactions. To the extent that our activities or the activities of third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. There can be no assurance that our security measures will prevent security breaches or that failure to prevent such security breaches will not have a materially adverse effect on our business, prospects, financial condition and results of operations.

Reliance on Internally Developed Systems & System Development Risks

Wherever possible, we will use off-the-shelf products for our website and for the Talk Stock website, our search engine and substantially all aspects of transaction processing, including order management, cash and credit card processing, purchasing, inventory management and shipping. We do, however, expect that we will have to develop some custom software to support our requirements. Further, our inability to:

- add additional software and hardware;

- develop and upgrade further our existing technology and transaction processing systems;

- network infrastructure to accommodate increased traffic on our website; and/or

- increase sales volume through our transaction processing systems;

may cause:

- unanticipated system disruptions;

- slower response times;

- degradation in levels of customer service;

- impaired quality and speed of order fulfilment; and

- delays in reporting accurate financial information.

In addition, although we work to prevent unauthorized access our data, it is impossible to completely eliminate this risk. There can be no assurance that we will be able to effectively upgrade and expand our transaction-processing system or to integrate smoothly any newly developed or purchased modules with our existing systems in a timely manner. Any inability to do so could have a materially adverse effect on our business, prospects, financial condition and results of operations.

System Failure

Our success, in particular our ability to successfully receive orders and provide high-quality customer service for our users, largely depends on the efficient and uninterrupted operation of our computer and communications hardware systems. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events.

We do not presently have redundant systems or a formal disaster recovery plan and do not carry sufficient business interruption insurance to compensate it for losses that may occur. Despite the implementation of network security measures, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and fulfil customer orders. The occurrence of any of the foregoing risks could have a materially adverse effect on our business, prospects, financial condition and results of operations.

Rapid Technological Change

To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our online services. The Internet and the online commerce industry are characterized by factors such as rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices. These changes could render our website and the Talk Stock website as they currently exist, and proprietary technology and systems, obsolete.

Our success will depend, in part, on our ability to license leading technologies useful in our business, enhance our existing services, develop new services and technology to address the increasingly sophisticated and varied needs of our prospective customers, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

The development of our website and the Talk Stock website and other proprietary technology entails significant technical and business risks. There can be no assurance that we will successfully use new technologies effectively or adapt the websites, proprietary technology and transaction processing systems to customer requirements or new emerging industry standards.

If we are unable to adapt in a timely manner to technical, legal, financial changing market conditions or customer requirements, our business, prospects, financial condition and results of operations could be materially adversely affected.

Risks Associated with Entry into New Business Areas

We may choose to expand our operations by improving our website and the Talk Stock website or even developing new websites, promoting new or complementary products or sales formats, expanding the breadth and dept of products and services offered on our existing websites or expanding our market presence through relationships with third parties. In addition, we may pursue the acquisition of new or complementary businesses, products or technologies, although we have no present understandings, commitments or agreements with respect to any material acquisitions or investments. There can be no assurance that we would be able to expand our efforts and operations in a cost-effective or timely manner or that any such efforts would increase overall market acceptance.

Expansion of our operations in this manner would also require significant additional expenses and development, operations and editorial resources and may strain our management, financial and operational resources. The lack of market acceptance of such efforts or our inability to generate satisfactory revenues from such expanded services or products to offset their cost could have a materially adverse effect on our business, prospects, financial condition and results of operations.

Uncertain Ability to Manage Growth

Our ability to achieve our planned growth is dependent upon a number of factors including, but not limited to, our ability to hire, train and assimilate management and other employees, the adequacy of our financial resources, our ability to identify and efficiently provide and perform such new products and services as our customers may require in the future and our ability to adapt our own systems to accommodate our expanded operations. In addition, there can be no assurance that we will be able to achieve our planned expansion or that we will be able to manage successfully such expanded operations. Failure to manage anticipated growth effectively and efficiently could have a material adverse effect on our company.

Dependence Upon Key Personnel

Our future success depends in large part on the continued services of our key product development, technical, marketing, sales and management personnel, and our ability to continue to attract, motivate and retain highly qualified employees. Although our management personnel serve at the pleasure of our board of directors, there can be no assurance that such arrangements will continue in the future. Competition for such employees is intense, and the process of locating key technical, product development and management personnel with the combination of skills and attributes required to execute our strategy is often lengthy. Accordingly, the loss of services of key personnel or an inability to attract additional personnel as needed could have a materially adverse effect upon our company. At present, our management personnel do not receive salaries for the services they provide and there is no guarantee that they will continue to provide their services free of charge.

Our success is therefore dependent upon our ability to identify, hire and retain additional qualified personnel, for whose services we will be in competition with other prospective employers, many of which may have significantly greater resources than we do. Additionally, demand for qualified personnel conversant with certain technologies is intense and may outstrip supply as new and additional skills are required to keep pace with evolving telecommunications technology. There can be no assurance that we will be able to hire and, if so, retain such additional qualified personnel. Failure to attract and retain such personnel could have a materially adverse effect upon our company.

Government Regulation

We are not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to, or commence on, the Internet. However, due to the increasing popularity and use of the Internet, it is possible that various laws and regulations may be adopted with respect to the Internet, covering issues such as taxation, user privacy, pricing, and characteristics and quality of products and services. In 1998, the United States Congress established the Advisory Committee on Electronic Commerce which is charged with investigating, and making recommendations to Congress regarding, the taxation of sales by means of the Internet. The adoption of any such laws or regulations upon the recommendation of this Advisory Committee or otherwise may decrease the growth of the Internet, which could in turn decrease the demand for our products or services, increase its cost of doing business or otherwise have an adverse effect on our business, prospects, financial condition, or results of operations. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, libel, and personal privacy is uncertain. Future federal or state legislation or regulation could have a material adverse effect on our business, prospects, financial condition, and results of operations.

The Internet Tax Freedom Act was enacted in October, 1998 and is effective through October, 2001. The Internet Tax Freedom Act bars state or local governments from imposing taxes that would subject buyers and sellers of electronic commerce to taxation in multiple states. The Internet Tax Freedom Act also bars state and local governments from imposing taxes on Internet access through October of 2001. When the Internet Tax Freedom Act expires or if it is repealed, Internet access and sales across the Internet may be subject to additional taxation by state and local governments, thereby discouraging purchases over the Internet and adversely affecting our business.

Liability for Website Information

We may be subjected to claims for negligence, copyright, patent, trademark, defamation, indecency and other legal theories based on the nature and content of the materials that it broadcasts. Such claims have been brought, and sometimes successfully litigated, against Internet content distributors. In addition, we could be exposed to liability with respect to the content or unauthorized duplication or broadcast of content. Any imposition of liability that is not covered by insurance, is in excess of insurance coverage or is not covered by an indemnification by a content provider could adversely affect our business.

Market for Our Securities and Possible Volatility of Share Prices

The trading price of our common shares has been and may continue to be subject to wide fluctuations. Trading prices of the common shares may fluctuate in response to a number of factors, many of which are beyond our control. In addition, the stock market in general, and the market for Internet-related and technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The trading prices of many technology companies' stocks are at or near historical highs and reflect price earnings ratios substantially above historical levels. There can be no assurance that these trading prices and price earnings ratios will be sustained. These broad market and industry factors may adversely affect the market price of the common shares, regardless of our operating performance.

In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted. Such litigation, if instituted, could result in substantial costs for us and a diversion of management's attention and resources.

Difficulty in Reselling Our Common Shares

Our common stock is quoted on the OTC Bulletin Board and is thinly traded. As noted, in the past, our trading price has fluctuated widely, depending on many factors that may have little to do with our operations or business prospects. In addition, the OTC Bulletin Board is not an exchange and, because trading of the securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on an exchange of the Nasdaq Stock Market, Inc., you may have difficulty reselling any of the shares you purchase from the selling shareholder.

Penny Stock Rules

The U.S. Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors." The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standarized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of, our common stock.

Control of Our Outstanding Voting Stock

Shareholders owning a majority (i.e. 51%) of our outstanding voting stock represent the ultimate control over our affairs. Three shareholders currently control approximately 44% of the outstanding shares of our common stock. As a result of this ownership, these shareholders will likely be able to approve any major transactions including the election of directors without the approval of the other shareholders.

Dividends

We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future.

Use of Proceeds

We will not receive any proceeds from the sale of any of the aggregate of 2,860,000 common shares by the selling shareholders.

Selling Shareholders

The following table identifies the selling shareholders and indicates (i) the nature of any material relationship that such selling shareholder has had with us for the past three years, (ii) the number of shares held by the selling shareholder, (iii) the amount to be offered for the selling shareholder's account, and (iv) the number of shares and percentage of outstanding shares of the common shares in our capital to be owned by the selling shareholder after the sale of the shares offered by the selling shareholder pursuant to this offering. The selling shareholders are not obligated to sell the shares offered in this reoffer prospectus and may choose not to sell any of the shares or only a part of the shares. SEC rules require that we assume that the selling shareholders sell all of the shares offered with this reoffer prospectus.

Under the Securities Exchange Act of 1934, any person engaged in a distribution of the shares offered by this reoffer prospectus may not simultaneously engage in market making activities with respect to our common shares during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the selling shareholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of the shares by the selling shareholder. As of June 15, 2001, there were 29,144,871 common shares in our capital issued and outstanding.
Selling Shareholder	Relationship	Shares Beneficially Owned Pre-Offering	Percentage Beneficially Owned Pre-Offering	Shares to be Sold	Shares Beneficially Owned Post-Offering	Percentage Beneficially Owned Post-Offering
Amin Zool	Consultant (since Nov. 22, 2000)	1,180,000	4.05%	1,000,000	180,000	0.62%
El Hudda	Consultant (since Nov. 22, 2000)	530,000	1.82%	350,000	180,000	0.62%
John Huguet	CEO and director (since Oct. 18, 1999)	2,000,000	6.86%	1,000,000	1,000,000	3.43%
Rick Langley	Consultant (since October 18, 1999)	1,122,900	3.85%	250,000	872,900	2.99%
Randy Doten	VP Technical Development (since Oct. 18, 1999)	400,000	1.37%	200,000	200,000	0.68%
Christina Cepeliauskas	Chief Financial Officer (since Oct. 18, 1999)	160,000	0.55%	60,000	100,000	0.34%

THE INFORMATION PROVIDED IN THE TABLE ABOVE WITH RESPECT TO EACH SELLING SHAREHOLDER HAS BEEN OBTAINED FROM THAT PERSON. BECAUSE THE SELLING SHAREHOLDERS MAY SELL ALL OR SOME PORTION OF THE SHARES OF COMMON STOCK THAT THEY BENEFICIALLY OWN, ONLY AN ESTIMATE (ASSUMING EACH SELLING SHAREHOLDER SELLS ALL OF THE SHARES OFFERED HEREBY) CAN BE GIVEN AS TO THE NUMBER OF SHARES OF COMMON STOCK THAT WILL BE BENEFICIALLY OWNED BY EACH SELLING SHAREHOLDER AFTER THIS OFFERING. IN ADDITION, EACH SELLING SHAREHOLDER MAY HAVE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF, OR MAY SELL, TRANSFER OR OTHERWISE DISPOSE OF, AT ANY TIME OR FROM TIME TO TIME SINCE THE DATE ON WHICH HE/SHE PROVIDED THE INFORMATION REGARDING THE SHARES OF COMMON STOCK BENEFICIALLY OWNED BY HIM/HER, ALL OR A PORTION OF THE SHARES OF COMMON STOCK BENEFICIALLY OWNED BY HIM/HER IN TRANSACTIONS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.

Plan of Distribution

The selling shareholders may sell the 2,860,000 common shares for value from time to time under this reoffer prospectus in one or more transactions on the Over-the-Counter Bulletin Board, in negotiated transactions or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The selling shareholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the respective selling shareholder and/or the purchasers of the shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

The selling shareholders and any broker-dealers that participate in the distribution of the shares may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. All selling and other expenses incurred by the selling shareholder will be borne by the selling shareholders.

In addition to any shares sold hereunder, each selling shareholder may, at the same time, sell any shares of common shares, including the shares, owned by him/her in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this reoffer prospectus.

There is no assurance that the selling shareholders will sell all or any portion of the shares offered.

We will pay all expenses in connection with this offering and, apart from receipt of the exercise price on the related options, we will not receive any proceeds from sales of any shares by the selling shareholders.

Experts

Our consolidated financial statements (filed April 14, 2000), including the report (which contains an explanatory paragraph regarding our ability to continue as a going concern) of Stefanou & Company, independent Public Accounts, accompanying the financial statements, which is also incorporated into this reoffer prospectus by reference. The consolidated financial statements and accompanying independent auditors' report are included in reliance upon the report, given on the authority of the firm, as experts in accounting and auditing.

Legal Matters

The validity of the common shares offered by this reoffer prospectus will be passed upon for us and the selling shareholder by Clark, Wilson, Vancouver, British Columbia, Canada.

Disclosure of Commission Position on Indemnification For Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our business pursuant to the provision in the section entitled "Indemnification of Directors and Officers" (see below), we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

  Incorporation of Documents by Reference.

  The SEC allows us to "incorporate by reference" information into this registration statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this registration statement, except for any information superseded by information in this registration statement.

  We filed the following documents, which are incorporated into this registration statement by reference:

  1. The description of our shares contained in our registration statement on Form 10-SB (SEC file number 000-26899), filed on July 30, 1999, including all amendments and reports for the purpose of updating the description of our shares;

  2. Our Form 10-KSB Annual Report, filed on August 7, 2001;

  3. Our Schedule 14C (Definitive), filed on May 30, 2001;

  4. Our Form 8-K Current Report, filed on January 11, 2001;

  5. Our Form 8-K/A Current Report (amended), filed on September 5, 2000;

  6. Our Form 8-K/A Current Report (amended), filed on August 21, 2000;

  7. Our Form 8-K Current Report, filed on July 6, 2000;

  8. Our Form 8-K Current Report, filed on June 23, 2000;

  9. Our Form 8-K Current Report, filed on May 23, 2000; and

  10. Our Form 8-K Current Report, filed on April 28, 2000.

  In addition to the foregoing, all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered pursuant to this reoffer prospectus have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this reoffer prospectus or in any subsequently filed document that is also incorporated by reference in this reoffer prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

  WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS REOFFER PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED BY REFERENCE INTO THIS REOFFER PROSPECTUS (EXCLUDING EXHIBITS, UNLESS THE EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THE REOFFER PROSPECTUS INCORPORATES). REQUESTS SHOULD BE DIRECTED TO JOHN HUGUET, COLLABORATIVE FINANCIAL NETWORK GROUP, INC., SUITE 150 - 1875 CENTURY PARK EAST, CENTURY CITY, CA 90067. OUR TELEPHONE NUMBER AT THAT LOCATION IS (877) 739-3812.

  You may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the SEC's website at http:\\www.sec.gov, and from commercial document retrieval services, such as Primark, whose telephone number is 1-800-777-3272.

  Description of Securities.

  Not applicable.

  Interests of Named Experts and Counsel.

  Not applicable.

  Indemnification of Directors and Officers.

  Section 145 of the Delaware General Corporation Law provides as follows with respect to indemnification of directors and officers:

  (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

  (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

  (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders;

  (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

  (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

  (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

  (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

  (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

  (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

  (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

  Our Articles provide as follows with respect to indemnification of directors and officers:

  7.1 AUTHORIZATION FOR INDEMNIFICATION. The Company may indemnify, in the manner and to the full extent permitted by law, any person (or the estate, heirs, executors, or administrators of any person) who was or is a party to, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

  7.2 ADVANCE OF EXPENSES. Costs and expenses (including attorneys' fees) incurred by or on behalf of a director or officer in defending or investigating any action, suit, proceeding or investigation may be paid by the Company in advance of the final disposition of such matter, if such director or officer shall undertake in writing to repay any such advances in the event that it is ultimately determined that he is not entitled to indemnification. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board deems appropriate. Notwithstanding the foregoing, no advance shall be made by the Company if a determination is reasonably and promptly made by the Board by a majority vote of a quorum of disinterested directors, or (if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs) by independent legal counsel in a written opinion, or by the stockholders, that, based upon the facts known to the Board or counsel at the time such determination is made, (a) the director, officer, employee or agent acted in bad faith or deliberately breached his duty to the Company or its stockholders, and (b) as a result of such actions by the director, officer, employee or agent, it is more likely than not that it will ultimately be determined that such director, officer, employee or agent is not entitled to indemnification.

  7.3 INSURANCE. The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a member of any committee or similar body against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Article or applicable law.

  7.4 NON-EXCLUSIVITY. The right of indemnity and advancement of expenses provided herein shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of expenses from the Company may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Any agreement for indemnification of or advancement of expenses to any director, officer, employee or other person may provide rights of indemnification or advancement of expenses which are broader or otherwise different from those set forth herein.

  Our directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

  Exemption from Registration Claimed.

  On November 22, 2000, we entered into a Consulting Agreement (as amended) with Amin Zool, pursuant to which we agreed, among other things, to grant him the option to acquire 1,000,000 shares of common stock at a deemed price of $0.25 per share, exercisable on or before December 31, 2001, in exchange for assisting us in finding and forming strategic partnerships and alliances for business development in Europe. The transaction was private in nature and we had reasonable grounds to believe that Amin Zool was an accredited investor, capable of evaluating the merits and risks of his investment, bearing the economic risks of the investment and acquired the shares for investment purposes. On May 8, 2001, we issued the shares relying on Sections 4(2) and Regulation S promulgated under the Securities Act of 1933.

  On November 22, 2000, we entered into a Consulting Agreement (as amended) with El Hudda, pursuant to which we agreed , among other things, to grant him the option to acquire 350,000 shares of common stock at a deemed price of $0.25 per share, exercisable on or before December 31, 2001, in exchange for assisting us in finding and forming strategic partnerships and alliances for business development in Europe. The transaction was private in nature and we had reasonable grounds to believe that El Hudda was an accredited investor, capable of evaluating the merits and risks of his investment, bearing the economic risks of the investment and acquired the shares for investment purposes. On May 8, 2001, we issued the shares relying on Sections 4(2) and Regulation S promulgated under the Securities Act of 1933.

  An aggregate of 1,510,000 shares were issued to John Huguet (as to 1,000,000 shares), Rick Langley (as to 250,000 shares), Randy Doten (as to 200,000 shares) and Christina Cepeliauskas (as to 60,000 shares) on May 8, 2001, upon the exercise of stock options granted to these individuals pursuant to a Stock Option Agreement between our company and each individual, each dated October 21, 1999. Each transaction was private in nature, and with respect to the options granted to Rick Langley and to Randy Doten, were granted in reliance upon Section 4(2) and/or Rule 506 of Regulation D promulgated under the Securities Act of 1933. The options granted to John Huguet and Christina Cepeliauskas were granted in reliance upon Section 4(2) and Regulation S promulgated under the Securities Act of 1933. Our 1999 Stock Option Plan, pursuant to which these stock options were granted, was registered on Form S-8 with the United States Securities and Exchange Commission on March 28, 2000.

  Exhibits.

5 Opinion of Clark, Wilson

10.1 Consulting Agreement between eFinancial Depot.com, Inc. and Amin Zool, dated November 22, 2000 (incorporated by reference from our Form S-8 Registration Statement filed on November 22, 2000)

10.2 Consulting Agreement between eFinancial Depot.com, Inc. and El Hudda, dated November 22, 2000 (incorporated by reference from our Form S-8 Registration Statement filed on November 22, 2000)

10.3 Stock Option Agreement between eFinancial Depot.com, Inc. and John Huguet, dated October 21, 1999

10.4 Stock Option Agreement between eFinancial Depot.com, Inc. and Rick Langley, dated October 21, 1999

10.5 Stock Option Agreement between eFinancial Depot.com, Inc. and Randy Doten, dated October 21, 1999

10.6 Stock Option Agreement between eFinancial Depot.com, Inc. and Christina Cepeliauskas, dated October 21, 1999

23.1 Consent of Clark, Wilson (included in Exhibit 5)

23.2 Consent of Independent Auditor (Stefanou & Company L.L.P.)

24 Power of Attorney (included in signature page)

Item 9. Undertakings.

(a) We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by our company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling our company pursuant to the foregoing provisions, or otherwise, has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on August 8, 2001.

COLLABORATIVE FINANCIAL NETWORK GROUP, INC.

By: /s/ Paul Lemmon
 Paul Lemmon, President
August 8, 2001

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul Lemmon as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures

/s/ John Huguet
John Huguet, CEO and Director
August 7, 2001

/s/ Paul Lemmon
Paul Lemmon, President
August 8, 2001

/s/ Christina Cepeliauskas
Christina Cepeliauskas, Principal Accounting Officer
August 7, 2001

/s/ Randy Doten
Randy Doten, Vice President, Technical Development
and Director
August 7, 2001

Exhibits Required by Item 601 of Regulation S-B

Exhibit Number/Description

5 Opinion of Clark, Wilson

10.1 Consulting Agreement between eFinancial Depot.com, Inc. and Amin Zool, dated November 22, 2000 (incorporated by reference from our Form S-8 Registration Statement filed on November 22, 2000)

10.2 Consulting Agreement between eFinancial Depot.com, Inc. and El Hudda, dated November 22, 2000 (incorporated by reference from our Form S-8 Registration Statement filed on November 22, 2000)

10.3 Stock Option Agreement between eFinancial Depot.com, Inc. and John Huguet, dated October 21, 1999

10.4 Stock Option Agreement between eFinancial Depot.com, Inc. and Rick Langley, dated October 21, 1999

10.5 Stock Option Agreement between eFinancial Depot.com, Inc. and Randy Doten, dated October 21, 1999

10.6 Stock Option Agreement between eFinancial Depot.com, Inc. and Christina Cepeliauskas, dated October 21, 1999

23.1 Consent of Clark, Wilson (included in Exhibit 5)

23.2 Consent of Independent Auditor (Stefanou & Company L.L.P.)

24 Power of Attorney (included in signature page)